Exhibit (a)(1)(G)

FORM OF EMAIL CONFIRMING RECEIPT OF ELECTION FORM

TO:	[Eligible Participant]
FROM:	optionexchange@turtlebeach.com
SUBJECT:	Stock Option Exchange Offer Program—Election Confirmation

Thank you for your submission of your election to participate in our stock option exchange offer program. The election made in the attached Election Form has been recorded.

We strongly encourage you to save this email (including the attached Election Form) for your records.

If you elected “Yes” with respect to any eligible stock options, you will receive additional information about your replacement stock options, including the exercise price, as soon as practicable after they are granted, which is expected to be the day after the exchange offer ends.

If you elected “No” with respect to any eligible stock options, they will not be canceled and will generally remain subject to their present terms.

If the above/attached is not your intent, please submit the attached Notice of Withdrawal or a revised Election Form, as applicable in accordance with the instructions contained therein so that Turtle Beach receives it before 8:59 p.m. Pacific Time on May 19, 2015.

If you have questions about the exchange offer program or this confirmation notice, please contact optionexchange@turtlebeach.com or call Megan Wynne at (858) 914-2434.

FORM OF EMAIL CONFIRMING RECEIPT OF NOTICE OF WITHDRAWAL

TO:	[Eligible Participant]
FROM:	optionexchange@turtlebeach.com
SUBJECT:	Stock Option Exchange Offer Program – Notice of Withdrawal

Thank you for your submission of your Notice of Withdrawal from our stock option exchange offer program. The Notice of Withdrawal attached hereto has been recorded.

We strongly encourage you to save this email (including the attached Notice of Withdrawal) for your records.

If you wish to make a different or further election with respect to your eligible stock options you must do so by May 19, 2015 at 8:59 p.m. Pacific Time. Such further Election Form, or any additional Notice of Withdrawal, must be properly completed and received by Turtle Beach prior to that deadline. There are no exceptions to this deadline, so we encourage you not to wait until the last minute to make your election if you wish to participate. Your participation in the exchange offer program is completely voluntary, and you are not obligated to participate. Any stock options you do not elect to exchange generally will remain subject to their present terms. To obtain another copy of your Election Form, or if you have any questions about the exchange offer program, please email optionexchange@turtlebeach.com or call Megan Wynne at (858) 914-2434.